Exhibit 99.1

GT Advanced Technologies Announces CFO Transition and Reiterates Guidance: Richard Gaynor Resigning on March 6, 2014; Raja Bal Named Chief Accounting Officer and Successor CFO

Merrimack, NH, January 16, 2014 — GT Advanced Technologies Inc. (NASDAQ: GTAT), today announced a chief financial officer transition. CFO Richard Gaynor resigned, effective March 6, 2014, to accept a new position with a portfolio company of New Mountain Capital LLC, a private equity firm. The company also announced the appointment of  Raja Bal as vice president, corporate controller and chief accounting officer. Bal will succeed Gaynor as CFO of GT on March 7.

The company also reiterated its guidance for fiscal year 2013 ending December 31, 2013 and for fiscal year 2014, guidance that was originally provided in November 2013 (details below). The company will announce results for Q4 and FY 2013 in late February.

Gaynor has served as CFO at GT since 2010 and will remain in that position through early March to ensure an orderly transition, to sign the company’s form 10-K for the fiscal year ended December 31, 2013, and to participate in the company’s next quarterly conference call in late February.

Bal was at Skyworks Solutions Inc. (NASDAQ:SWKS) for the last 12 years and served as corporate controller and in a number of other senior finance positions, including director of corporate development with responsibility for strategic planning and mergers and acquisitions.  Skyworks, a global provider of high performance analog semiconductors, had revenue of approximately $1.8 billion in fiscal 2013. Bal previously held positions with Lucent Technologies and Ernst and Young. He holds a bachelor of commerce degree, with a major in accounting from the University of Ottawa’s Telfer School of Management.

“We are grateful to Rick Gaynor for several years of outstanding performance in leading our finance and IT organizations and wish him the best in his new opportunity,” said Tom Gutierrez, president and chief executive officer of GT. “We are fortunate to have someone with Raja Bal’s strong  finance and corporate development experience to lead our seasoned finance team at this exciting time in GT’s development.”

Guidance Details

For the recently completed  FY13, the company expects revenue in a range of $290 million to $320 million. Gross margins are expected to be in a range of 30% to 32%, with non-GAAP earnings per share to range between a loss of $0.40 to a loss of $0.50.  In 2014, the company expects total revenue to be in the range of $600 million to $800 million, with overall gross margins in the range of 25% to 27% and positive earnings on a non-GAAP basis.  Non-GAAP earnings per share excludes projected: share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, contingent consideration restructuring and asset impairment, accelerated depreciation for early retirement of fixed assets, the non-cash portion of interest expense and other non-recurring items.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets.

Forward-Looking Statements

Certain of the information in this press release relate to the Company’s future expectations, plans and prospects for its business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: financial guidance (including expected ranges of financial results) related to the fourth quarter of calendar year 2013, calendar year 2013 and the fiscal year ending December 31, 2014 (including guidance (or range of results) for each of these periods related to: revenue, gross margin and non-GAAP earnings per share).  These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by these statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog and may not recognize any benefits from its arrangements with Apple Inc. Although the Company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal quarter ended September 28, 2013, we cannot guarantee that our bookings or order backlog or our arrangement with Apple will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the Company’s ability to transition its business to being a sapphire material and equipment provider; Apple purchasing sufficient quantities under its arrangements with the Company; the Company complying with the provisions of its arrangements with Apple; the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar (polysilicon and photovoltaic) and sapphire equipment; general economic conditions and the tightening credit markets having an adverse impact on demand for our products; increased trade tensions between the United States and China (and other jurisdictions); the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our polysilicon and photovoltaic equipment; technological changes could render existing products or technologies obsolete; the Company may be unable to protect its intellectual property rights or may be subject to liability for violating intellectual property rights of another party; competition from other manufacturers may increase; exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended September 28, 2013. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information:

Media
GT Advanced Technologies
Jeff Nestel-Patt, 603-204-2883

jnestelpatt@gtat.com

Investors/Analysts
GT Advanced Technologies

Investor Hotline, 866-957-8112

investor.inquiry@gtat.com